Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, January 18, 2018

Codorus Valley Bancorp, Inc.
For the Quarter and Year Ended December 31, 2017

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $1.5 million or $0.17 per share basic and diluted, for the three months ended December 31, 2017, as compared to earnings of $3.8 million or $0.44 per share basic and $.43 per share diluted, for the three months ended December 31, 2016. For the year ended December 31, 2017, the Corporation earned $12.0 million or $1.35 per share basic and $1.34 per share diluted, compared to $13.1 million or $1.49 per share basic and $1.48 per share diluted for the year ended December 31, 2016. The decrease in net income and earnings per share, for the quarter and year, was primarily the result of a $2.8 million reduction in the net deferred tax asset value due to the new corporate tax rate of 21 percent enacted as part of the Tax Cuts and Jobs Act.

Chairman, President and CEO Larry J. Miller commented, “Thanks to the outstanding efforts of our dedicated associates, the continued support of our shareholders, and the loyalty of our clients, 2017 was yet another year of strong performance for Codorus Valley Bancorp, Inc. and PeoplesBank.  Excluding the impact of the reduction in net deferred tax assets, net income for the year would have been $14.8 million, which represents an increase of 13 percent year over year.  Our total loans and deposits both grew 10 percent year over year, with non-interest bearing deposits growing by more than 22 percent year over year.”

Miller added, “Looking ahead to 2018, our Board of Directors, Leadership Team, and associates will be focused diligently on carrying out our strategic initiatives and maximizing opportunities that will enhance long-term shareholder and franchise value.”

The Corporation’s net interest income for the three months ended December 31, 2017 was $15.6 million, an increase of $1.6 million or 11 percent when compared to the net interest income of $14.0 million for the same period in 2016. For the full year of 2017, net interest income was $59.5 million, reflecting an increase of $6.0 million or 11 percent compared to $53.6 million for 2016. The Corporation’s net interest margin was 3.84 percent for the full year 2017, a decrease from the net interest margin of 3.89 percent for the same period in 2016.

The provision for loan losses for the three months ended December 31, 2017 and 2016 was $600,000. For the full year of 2017, the provision for loan losses was $4.2 million compared to $3.0 million for the same period in 2016. The increased provision for 2017 was a result of an increase in net-charge-offs in the Corporation’s builder and developer portfolio and due to the substantial commercial loan growth produced for the year. The allowance for loan losses to total loans at December 31, 2017 was 1.19 percent compared to 1.18 percent as of December 31, 2016.

Noninterest income, excluding gain on sales of investment securities, for the three months ended December 31, 2017 was $3.2 million, an increase of 21 percent compared to noninterest income of $2.6 million during the same period of 2016. For the full year of 2017, noninterest income, excluding gain on sales of investment securities, was $11.4 million, an increase of 16 percent compared to $9.8 million for the same period in 2016. The increase in noninterest income, excluding gain on sales of investment securities, was attributed primarily to increases in gains on sales of loans, service charges on deposit accounts, wealth management income, and income from bank owned life insurance. There were no gains on sales of investment securities for the fourth quarter of 2017 or 2016. Gain on sales of investment securities decreased $115,000 for the full year of 2017 in comparison to 2016.

Noninterest expense was $11.8 million for the fourth quarter of 2017, an increase of 12 percent as compared to noninterest expense of $10.5 million for the fourth quarter of 2016. For the full year of 2017, noninterest expenses totaled $45.0 million, an increase of 8 percent compared to $41.6 million for 2016. A majority of the increase in noninterest expenses were attributable to personnel costs, charitable donations, external data processing, director and committee fees, FDIC insurance premiums, memberships and subscriptions. The primary driver of the aforementioned increase in noninterest expense was our continued investment in our associates, our community, and expansion of our business and consumer banking services in our central Maryland and Pennsylvania markets.

Income tax expense for the quarter and year to date periods ended December 31, 2017 were $4.9 million and $9.9 million, respectively, compared to $1.7 million and $5.9 million for the same periods in 2016, respectively. The increase in income tax expense was primarily a result of a $2.8 million reduction in the net deferred tax assets value due to the new corporate tax rate.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2016 Form 10-K and 2017 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO 717-747-1500 lmiller@peoplesbanknet.com	Charles T. Field, CPA – Treasurer 717-747-1502 cfield@peoplesbanknet.com

#    #    #

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Interest income	$18,552	$16,233	$70,415	$62,230
Interest expense	2,985	2,231	10,868	8,649
Net interest income	15,567	14,002	59,547	53,581
Provision for loan losses	600	600	4,175	3,000
Noninterest income	3,188	2,629	11,522	10,030
Noninterest expense	11,770	10,530	44,986	41,623
Income before income taxes	6,385	5,501	21,908	18,988
Provision for income taxes	4,895	1,659	9,904	5,886
Net income	1,490	3,842	12,004	13,102
Preferred stock dividends	0	0	0	16
Net income available to common shareholders	$1,490	$3,842	$12,004	$13,086
Basic earnings per common share (1)	$0.17	$0.44	$1.35	$1.49
Diluted earnings per common share (1)	$0.17	$0.43	$1.34	$1.48

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2017	2016
Cash and short term investments	$79,524	$74,032
Investment securities	164,902	201,665
Loans	1,401,479	1,272,319
Allowance for loan losses	(16,689)	(14,992)
Net loans	1,384,790	1,257,327
Premises and equipment, net	24,382	24,573
Goodwill	2,301	2,301
Other assets	53,306	51,689
Total assets	$1,709,205	$1,611,587

Deposits	$1,384,507	$1,264,177
Borrowed funds	150,805	181,947
Other liabilities	9,674	10,506
Shareholders' equity	164,219	154,957
Total liabilities and shareholders' equity	$1,709,205	$1,611,587

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2017	2017	2017	2017	2016	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2017	2016
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$1,490	$3,410	$3,685	$3,419	$3,842	$12,004	$13,086
Basic earnings per common share	$0.17	$0.38	$0.41	$0.39	$0.44	$1.35	$1.49
Diluted earnings per common share	$0.17	$0.38	$0.41	$0.38	$0.43	$1.34	$1.48
Cash dividends paid per common share	$0.129	$0.129	$0.129	$0.129	$0.118	$0.516	$0.472
Tangible book value per common share (2)	$18.18	$18.20	$17.93	$17.57	$17.25	$18.18	$17.25
Book value per common share	$18.44	$18.47	$18.19	$17.84	$17.51	$18.44	$17.51
Average common shares outstanding	8,888	8,881	8,862	8,851	8,817	8,871	8,793
Average diluted common shares outstanding	9,002	8,980	8,963	8,950	8,907	8,975	8,869

Performance Ratios (%)
Return on average assets (3)	0.35	0.82	0.88	0.85	1.01	0.72	0.88
Return on average equity (3)	3.58	8.30	9.16	8.71	9.86	7.40	8.47
Return on average realized equity (3)(4)	3.57	8.31	9.15	8.67	9.92	7.38	8.58
Net interest margin (5)	3.90	3.88	3.76	3.81	3.91	3.84	3.89
Efficiency ratio (6)	61.59	59.54	62.81	64.56	61.94	62.07	64.09
Net overhead ratio (3)(7)	2.04	1.96	2.01	2.10	2.07	2.03	2.15

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.20	0.50	0.03	(0.02)	(0.05)	0.18	0.06
Allowance for loan losses to total loans (8)	1.19	1.20	1.21	1.19	1.18	1.19	1.18
Nonperforming assets to total loans
and foreclosed real estate	0.38	0.46	0.54	0.27	0.51	0.38	0.51

Capital Ratios (%)
Average equity to average assets	9.88	9.84	9.65	9.81	10.22	9.79	10.44
Tier 1 leverage capital ratio	10.25	10.32	10.17	10.40	10.76	10.25	10.76
Common equity Tier 1 capital ratio	11.57	11.47	11.55	11.60	11.88	11.57	11.88
Tier 1 risk-based capital ratio	12.28	12.18	12.27	12.34	12.66	12.28	12.66
Total risk-based capital ratio	13.47	13.37	13.46	13.50	13.81	13.47	13.81

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale

  Reconciliation of Non-GAAP Selected Financial Data (Unaudited)

  (in thousands of dollars)

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income is a non-GAAP measure. Adjusted net income represents net income calculated in accordance with U.S. GAAP as adjusted for the impact of the Tax Cuts and Jobs Act on deferred tax assets representing a one-time non-cash charge.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income available to common shareholders Reported (GAAP)	$1,490	$3,842	$12,004	$13,086
Items impacting comparability:
Revaluation of net deferred tax asset due to corporate rate change	2,755	0	2,755	0
Net income available to common shareholders Comparable (Non-GAAP)	$4,245	$3,842	$14,759	$13,086